AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-134924

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-155804

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181620

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MONTPELIER RE HOLDINGS LTD.

(Exact Name of Registrant as specified in its charter)

Bermuda	98-0428969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Montpelier House
94 Pitts Bay Road
Pembroke, HM 08 Bermuda

(Address including zip code of Principal Executive Offices)

Montpelier Long-Term Incentive Plan

Montpelier Re Holding Ltd. 2007 Long-Term Incentive Plan

Montpelier Re Holding Ltd. 2012 Long-Term Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

212-590-9200

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Todd E. Freed

Richard J. Grossman

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

DE-REGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) is being filed by Montpelier Re Holdings Ltd., a Bermuda exempted company (the “Company”), in connection with the First Merger (as defined below) to de-register all shares of the Company’s common stock, par value 1/6 cent per share (the “Company Common Shares”), registered on the Company’s Registration Statements on Form S-8 (collectively, the “Registration Statements”) listed below, which have not been sold or otherwise issued as of the date of the filing of this Amendment:

•                  Registration Statement No. 333-134924 filed on June 9, 2006, registering Company Common Shares reserved for issuance pursuant to awards granted under the Montpelier Long-Term Incentive Plan referred to therein.

•                  Registration Statement No. 333-155804 filed on December 1, 2008, registering Company Common Shares reserved for issuance pursuant to awards granted under the Montpelier Re Holdings Ltd. 2007 Long-Term Incentive Plan referred to therein.

•                  Registration Statement No. 333-181620 filed on May 23, 2012, registering Company Common Shares reserved for issuance pursuant to awards granted under the Montpelier Re Holdings Ltd. 2012 Long-Term Incentive Plan referred to therein.

On July 31, 2015, pursuant to that certain Agreement and Plan of Merger, dated as of March 31, 2015, by and among Endurance Specialty Holdings Ltd., a Bermuda exempted company (“Endurance”), the Company and Millhill Holdings Ltd., a Bermuda exempted company and a direct, wholly-owned subsidiary of Endurance (“Merger Sub”), the Company will merge with and into Merger Sub, with Merger Sub surviving such merger (the “First Merger”).  Immediately following the effective time of the First Merger, Merger Sub will merge with and into Endurance, with Endurance surviving such second merger (together with the First Merger, the “Mergers”). Immediately following the effective time of the Mergers, Endurance will become the successor-in-interest to the Company.

Upon completion of the First Merger, each restricted share unit of the Company that is outstanding immediately prior to the completion of the First Merger that is subject solely to service-based vesting requirements and not performance-based vesting requirements (a “Company Fixed RSU”) will be converted into a service-based restricted share unit, on the same terms and conditions as were applicable to such Company Fixed RSU immediately prior to the completion of the First Merger, with respect to the number of Endurance’s ordinary shares, par value $1.00 per share (the “Endurance Ordinary Shares”) (rounded down to the nearest whole Endurance Ordinary Share), equal to the product of (a) 0.472, the exchange ratio in the First Merger and (b) the number of Company Common Shares subject to such Company Fixed RSU immediately prior to the completion of the First Merger.  Immediately prior to the completion of the First Merger, each restricted share unit of the Company that is outstanding immediately prior to the completion of the First Merger that is not a Company Fixed RSU (a “Company Variable RSU”) will be equal to the greater of (i) the number of Company Common Shares determined by using the Company’s actual performance as of the last completed quarter prior to the completion of the First Merger, as determined by the Compensation and Nominating Committee of the Company’s board of directors prior to the completion of the First Merger after reasonable consultation with Endurance, and (ii) the target number of Company Common Shares subject to each such Company Variable RSU. Upon completion of the First Merger, each Company Variable RSU that is outstanding immediately prior to the completion of the First Merger will be converted into a service-based restricted stock unit, on the same terms and conditions as were applicable to such Company Variable RSU immediately prior to the completion of the First Merger, with respect to the number of Endurance Ordinary Shares (rounded down to the nearest whole Endurance Ordinary Share) equal to the product of (x) 0.472, the exchange ratio in the First Merger and (y) the number of Company Common Shares subject to such Company Variable RSU immediately prior to the completion of the First Merger.

Pursuant to the undertaking in Item 9 of the Registration Statements, the Company, by means of this Amendment, hereby terminates the Registration Statements and removes from registration all of the securities registered thereby which remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment to the Registration Statements, and has duly caused this Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on this 31st day of July 2015.

MONTPELIER RE HOLDINGS LTD.

By:	/s/ Jonathan B. Kim
Jonathan B. Kim
General Counsel and Secretary

No other person is required to sign this Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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